Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2025, with respect to the combined financial statements of Teucrium Commodity Trust included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, New York

January 26, 2026